NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE LOAN

NEW YORK, NEW YORK (January 28, 2020) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that Riverbend Upper Macungie Properties I LLC and Riverbend Crossings III Holdings LLC (collectively, the “Borrowers”), each wholly owned subsidiaries of Griffin, entered into a promissory note (the “Promissory Note”) providing for a $15.0 million loan (the “Mortgage Loan”), secured by a nonrecourse mortgage given by Riverbend Upper Macungie Properties I LLC on an approximately 134,000 square foot industrial/warehouse building (“6975 Ambassador Drive”) and a nonrecourse mortgage given by Riverbend Crossings III Holdings LLC on an approximately 120,000 square foot industrial/warehouse building (“871 Nestle Way”). Both buildings are in the Lehigh Valley of Pennsylvania. The Promissory Note, issued by the Borrowers to State Farm Life Insurance Company, has a fixed interest rate of 3.48% and ten-year term, with principal payments based on a twenty-five-year amortization schedule. Approximately $3.2 million of the proceeds from the Mortgage Loan (the “Loan Proceeds”) were used to repay a maturing mortgage loan on 871 Nestle Way. The balance of the Loan Proceeds will be used for general corporate purposes, including investment in real estate assets.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding Griffin's beliefs and expectations regarding the use of the Loan Proceeds. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Other important factors that could affect the outcome of the events set forth in these statements are described in Griffin's Securities and Exchange Commission filings, including the "Business," "Risk Factors" and "Forward-Looking Statements" sections in Griffin's Annual Report on Form 10-K/A for the fiscal year ended November 30, 2018. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.